1. Name and Address of Reporting Person
   Shockley, William M.
   Two Pitcairn Place, Suite 200
   165 Township Line Road
   Jenkintown, PA 19046-
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   3/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       03/05/2002 M             4000        A      $19.7500                    D
Common Stock                       03/05/2002 F             -1941       D      $40.6850   16951            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $27                                                  01/31/2006 Common                      2110     D
Stock Options                                                                  Stock
Non Qualified  $32.9375                                             02/09/2010 Common                      4800     D
Stock Options                                                                  Stock
Non Qualified  $33.9063                                             02/09/2007 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $34.435                                              02/12/2012 Common                      12095    D
Stock Options                                                                  Stock
Non Qualified  $36.125                                              10/11/2009 Common                      10185    D
Stock Options                                                                  Stock
Non Qualified  $41.0938                                             02/01/2008 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $42.4063                                             04/26/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $43                                                  02/08/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      6861     D
Stock Options                                                                  Stock
Incentive      $19.75   03/05/2002 M               4000  07/25/1996 07/24/2005 Common  4000     $19.7500   5000     D
Stock Options                                                                  Stock
Incentive      $27                                                  01/31/2006 Common                      3890     D
Stock Options                                                                  Stock
Incentive      $32.9375                                             02/09/2010 Common                      1200     D
Stock Options                                                                  Stock
Incentive      $34.435                                              02/12/2012 Common                      2905     D
Stock Options                                                                  Stock
Incentive      $36.125                                              10/11/2009 Common                      4815     D
Stock Options                                                                  Stock
Incentive      $42.4063                                             04/26/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $43                                                  02/08/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      3139     D
Stock Options                                                                  Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ William M. Shockley

DATE
04/09/2002